Exhibit 99.2

McKESSON PROVIDES FINANCIAL UPDATE TO REFLECT CREATION OF A

NEW HEALTHCARE INFORMATION TECHNOLOGY COMPANY

•	McKesson and Change Healthcare Holdings, Inc. (CHC) announced the creation of the new Change Healthcare company in a separate press release this morning.

•	Previous Fiscal 2017 guidance range updated to reflect the timing effect related to the closing of this transaction:

•	$20.35 to $22.50 GAAP earnings per diluted share from continuing operations, which now includes the net gain from this transaction, from previous outlook of $9.80 to $10.30; and

•	$12.45 to $12.75 per diluted share, which excludes approximately $1.28 to $1.30 in charges to Adjusted Earnings related to a goodwill impairment and the Cost Alignment Plan, from previous outlook of $12.60 to $12.90.

•	McKesson has scheduled a conference call for 9:00 AM ET today, Thursday, March 2nd, to discuss these updates.

SAN FRANCISCO, March 2, 2017 – McKesson Corporation (NYSE:MCK), a leading global healthcare services and information technology company, and Change Healthcare Holdings, Inc. (CHC), a leading provider of software and analytics, network solutions and technology-enabled services, today announced in a separate press release the creation of Change Healthcare, a new healthcare information technology company. The entity combines substantially all of CHC’s business and the majority of McKesson Technology Solutions (MTS) into a new company.

“As discussed when we first announced this transaction, Change Healthcare will work to deliver material synergies and prepare for an IPO,” said John H. Hammergren, chairman and chief executive officer, McKesson Corporation, and chairman of the board, Change Healthcare. “We believe a scaled healthcare software and analytics, and technology-enabled services company will ultimately unlock the value of our contributed MTS businesses for our shareholders, in a tax-efficient manner.”

Completion of Financing and Transaction Overview

In conjunction with the creation of the new company, Change Healthcare raised approximately $6.1 billion in debt, which was utilized to fund cash payments of approximately $1.25 billion to McKesson and approximately $1.75 billion to CHC stockholders, cover transaction costs and repay approximately $2.8 billion of existing CHC debt.

McKesson owns approximately 70% of Change Healthcare, with the remaining equity ownership held by CHC stockholders, including Blackstone and Hellman & Friedman.

Consistent with the agreement between McKesson and CHC stockholders, which provides for joint governance over Change Healthcare, McKesson will account for its investment in Change Healthcare using the equity method of accounting.

Transaction Impact to McKesson

In its fourth quarter results, McKesson anticipates recording a pre-tax gain of approximately $2.9 billion to $3.5 billion, which includes $1.25 billion in cash receipts previously noted, and associated non-cash income tax expense of approximately $0.5 billion to $0.8 billion, both of which will be excluded from Adjusted Earnings. As a result of the net gain, McKesson will add approximately $10.70 to $12.35 in GAAP earnings per diluted share from continuing operations.

Compared to previous guidance, the company’s fourth quarter Fiscal 2017 financial results will exclude GAAP and adjusted operating income from MTS’ contributed businesses for the month of March, which is estimated to be $48 million to $61 million, or approximately 13 cents to 17 cents in GAAP and Adjusted Earnings per diluted share. This one-month exclusion is driven by the closing date of the transaction. The month of March in MTS’ fiscal year is a higher-than-average contributor to annual revenue and operating profit, as is typical in a technology business.

McKesson will account for its equity share of Change Healthcare’s earnings on a one-month lag. These earnings will be presented in “Other income, net” in the MTS segment. McKesson will record its associated income taxes on these earnings in the “Income tax expense” caption of the consolidated income statement.

Therefore, during the month of March 2017, McKesson’s consolidated income statement will contain neither the earnings of the MTS contributed businesses due to the timing of the close, nor any equity earnings from the new company owing to the one-month lag. As a result, McKesson is updating its Fiscal 2017 GAAP outlook to $20.35 to $22.50 per diluted share from continuing operations, and $12.45 to $12.75 per diluted share, which excludes approximately $1.28 to $1.30 in charges to Adjusted Earnings related to a goodwill impairment and the Cost Alignment Plan announced in March 2016. Excluding the transaction timing effect, the underlying Fiscal 2017 key assumptions provided in conjunction with McKesson’s earnings press release on January 25, 2017 are unchanged.

Based on the recently completed debt financing, McKesson’s 70% share of Change Healthcare’s initial annual interest expense run rate is expected to be approximately $200 million, equivalent to an average interest rate of approximately 4.7%. Much of Change Healthcare’s debt is pre-payable without penalty and may be repaid ahead of the scheduled maturity under certain conditions.

As part of the transaction close process, McKesson will record its share of a one-time, non-cash reduction to the carrying value of its deferred revenue balance. This non-cash adjustment will reduce McKesson’s reported earnings in Fiscal 2018 by approximately $140 million to $170 million.

Selected MTS Financial Information

Using fiscal year-to-date December 31, 2016 results from MTS’ contributed businesses, the annualized GAAP revenues, GAAP operating income, and adjusted operating income are approximately $1.9 billion, $335 million and $425 million, respectively. Adjusted operating income excludes approximately $90 million in amortization of acquisition-related intangible assets and acquisition expenses and related adjustments.

McKesson will continue to report its operations in two segments, McKesson Distribution Solutions (MDS) and MTS. McKesson’s equity ownership of Change Healthcare will be reflected in the MTS segment. Commencing in Fiscal 2018, McKesson will transition RelayHealth Pharmacy from MTS to the MDS segment.

“I want to thank all of the employees who made today possible and who will continue the important work ahead,” continued Hammergren. “I would also like to acknowledge the tremendous leadership demonstrated by Pat Blake, who drove the MTS results that made this transaction possible,” Hammergren concluded.

Conference Call Details

The company has scheduled a conference call for today, Thursday, March 2nd, at 9:00 AM ET. The dial-in number for individuals wishing to participate on the call is 719-234-7317. Craig Mercer, senior vice president, Investor Relations, is the leader of the call, and the password to join the call is ‘McKesson’. The live webcast for the conference call can be accessed on the company’s Investor Relations website at http://investor.mckesson.com.

A telephonic replay of this conference call will be available for five calendar days. The dial-in number for individuals wishing to listen to the replay is 719-457-0820 and the pass code is 4550394.

About McKesson Corporation

McKesson Corporation, currently ranked 5th on the FORTUNE 500, is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our 70,000 employees across more than 16 countries work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson has been named the “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, a top military-friendly company by Military Friendly®, and a “Best Employer for Healthy Lifestyles” by The National Business Group on Health. For more information, visit www.mckesson.com.

Risk Factors

Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: changes in the U.S. healthcare industry and regulatory environment; managing foreign expansion, including the related operating, economic, political and regulatory risks; changes in the Canadian healthcare industry and regulatory environment; exposure to European economic conditions, including recent austerity measures taken by certain European governments; changes in the European regulatory environment with respect to privacy and data protection regulations; fluctuations in foreign currency exchange rates; the company’s ability to successfully identify, consummate, finance and integrate acquisitions; the company’s ability to manage and complete divestitures; material adverse resolution of pending legal proceedings; competition and industry consolidation; substantial defaults in payment or a material reduction in purchases by, or the loss of, a large customer or group purchasing organization; the loss of government contracts as a result of compliance or funding challenges; public health issues in the U.S. or abroad; cyberattack, natural disaster, or malfunction of sophisticated internal computer systems to perform as designed; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; system errors or failure of our technology products or services to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; new or revised tax legislation or challenges to our tax positions; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the company, its customers or suppliers; changes in accounting principles generally accepted in the United States of America; withdrawal from participation in multiemployer pension plans or if such plans are reported to have underfunded liabilities; inability to realize the expected benefits from the company’s restructuring and business process initiatives; difficulties with outsourcing and similar third party relationships; risks associated with the company’s retail expansion; and the company’s inability to keep existing retail store locations or open new retail locations in desirable places. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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McKesson Corporation Contacts:

Investors and Financial Media:

Craig Mercer

415-983-8391

Craig.Mercer@mckesson.com

General and Business Media:

Kristin Hunter

415-983-8974

Kristin.Hunter@mckesson.com